EXHIBIT 3.1	PRIVILEGED AND CONFIDENTIAL
FOR ATTORNEY/CLIENT USE ONLY

PRINCIPAL UNDERWRITER AND SELLING FIRM AGREEMENT

THIS AGREEMENT, effective as of the 5th day of May, 2008, by and between Kemper Investors Life Insurance Company, an Illinois life insurance company (“Insurer”), on its own behalf and on behalf of its Separate Account(s) listed on Schedule A attached hereto and made a part hereof, as such Schedule A may be amended from time to time by agreement of the parties hereto (“Separate Accounts”), and Synergy Investment Group, LLC, a North Carolina limited liability company and a registered broker-dealer (“Principal Underwriter”).

WITNESSETH:

WHEREAS, Principal Underwriter is a broker-dealer that engages in the distribution and sale of variable insurance products and may engage in the distribution of other investment products;

WHEREAS, Principal Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Separate Accounts were established on the dates indicated on Schedule A pursuant to applicable state law by resolution of Insurer’s Board of Directors and registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Insurer proposes to issue, through the Separate Accounts, certain variable insurance contracts (the “Contracts”) as described more fully in Schedule A, which may be amended from time to time; and

WHEREAS, Insurer and Principal Underwriter desire to have Principal Underwriter act as a principal underwriter and selling firm in connection with the offer and sale of the Contracts under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the parties agree as follows:

1.	Definitions

a.      Application. An application for a Contract.

b.      Contract. The variable insurance products set forth on Schedule A to this Agreement as in effect at the time this Agreement is executed, and such other variable insurance products that may be added to Schedule A from time to time in accordance with this Agreement, including any riders to such contracts and any other contracts offered in connection therewith.

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c.       Fund. An investment company registered under the 1940 Act in which the Separate Account invests.

d.       Premium. A payment made under a Contract by an applicant to purchase benefits under the Contract.

e.       Prospectus. The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the “1933 Act”) subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the prospectus and supplements thereto most recently filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed.

f.       Registration Statement. At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to the Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment.

g.       Regulations. The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

h.       Representative. When used with reference to the Principal Underwriter, an individual who is registered with FINRA as a principal or representative of such Principal Underwriter.

i.       Sales Material. For purposes of this Agreement, the phrase “Sales Material” includes, but is not limited to: (i) advertisements (such as material published or used in any electronic or other public media, including any websites, newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or telephone directories (other than routine listings)); (ii) sales literature (i.e., any written or electronic communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, performance reports or summaries, form letters, telemarketing scripts, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article, and press releases concerning a broker-dealer’s products or services); (iii) written or electronic letters or messages distributed by Principal Underwriter to one or more of its existing customers or any prospective customer; (iv) Registration Statements, Prospectuses, Statements of Additional Information; (v) shareholder reports and proxy materials; and (vi) material required to be delivered pursuant to the law of applicable foreign jurisdictions to U.S. citizens living abroad, and all such other material as may be required to be provided to an existing or potential customer under the laws of the applicable foreign jurisdiction.

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j.       Separate Account. A separate account registered under the 1940 Act supporting the Contracts and specified on Schedule A as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with this Agreement.

k.       Statement of Additional Information. The Statement of Additional Information included within a Registration Statement for the Contract except that, if the most recently filed version of the Statement of Additional Information (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the statement of additional information included within such Registration Statement at the time it became effective, the term “Statement of Additional Information” shall refer to the Statement of Additional Information and supplements thereto most recently filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed.

2.       Authorization and Appointment

a.       Scope of Authority. Insurer grants Principal Underwriter, and the Principal Underwriter accepts, the non-exclusive right, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and applicable provisions of the 1934 Act, to be the principal underwriter and distributor of the Contracts issued through the Separate Accounts. Principal Underwriter will sell the Contracts under such terms as set by Insurer and will make such sales to purchasers permitted to buy the Contracts as specified in the Prospectus.

b.       Selling Efforts. Principal Underwriter will actively engage in its duties under this Agreement on a continuous basis while the Registration Statement(s) for the Contracts remain effective. Principal Underwriter shall use its best efforts to market the Contracts actively (unless otherwise directed, in writing, by Insurer) subject to compliance with applicable law, including FINRA rules. Principal Underwriter shall not be obligated to sell any specific number or amount of Contracts.

c.       Limits on Authority. The services of Principal Underwriter and Insurer under this Agreement are not deemed to be exclusive and Principal Underwriter and Insurer shall be free to render similar services, that are not in conflict with this Agreement, to others. Principal Underwriter and its Representatives shall not have authority, on behalf of Insurer: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract provision; or extend the time of paying any Premium. Principal Underwriter shall not possess or exercise any authority on behalf of Insurer other than that expressly conferred on Principal Underwriter by this Agreement. Principal Underwriter acknowledges and agrees that Insurer shall have the right at any time to suspend or limit the public offering of the Contracts.

3.       Representations, Warranties and Covenants of Principal Underwriter.

a.       Principal Underwriter. Principal Underwriter represents and warrants to Insurer that Principal Underwriter is, and covenants that it shall remain during the term of this Agreement: (i) registered as a broker-dealer with the SEC under the 1934 Act; (ii) a member in good standing of FINRA; (iii) duly registered under applicable state securities laws; (iv) in compliance with

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Section 9(a) of the 1940 Act; and (v) licensed as an insurance agent with authority to sell the Contracts or associated with an insurance agent so licensed.

b.       Representatives. No Representative shall solicit the sale of a Contract unless at the time of such solicitation such individual is duly registered with FINRA and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of Insurer. Insurer shall take all actions necessary to effect the appointment of Representatives as may from time to time be identified by Principal Underwriter as qualified to serve as insurance agents of Insurer; provided, however, that Insurer reserves the right, in its reasonable discretion, to refuse to appoint any such person or renew any such appointment or to terminate any appointment, consistent with its duties and responsibilities under applicable law. Principal Underwriter shall notify Insurer promptly, in writing, of the termination of any Representative.

c.       Principal Underwriter Due Diligence. Principal Underwriter is responsible for investigating the character, work experience, and background of any Representative prior to recommending the proposed Representative to Insurer for appointment. Principal Underwriter will not employ, or permit to be associated with it, in connection with the Contracts or the handling of Contract assets, any person who is subject to a statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act.

d.       Supervision by Principal Underwriter. Principal Underwriter is responsible for supervising the activities of the Representatives and for ensuring that the Representatives are properly licensed and in compliance with all applicable federal or state laws, rules and regulations and, to the extent applicable, the laws of jurisdictions other than the United States (“Foreign Jurisdictions”). Principal Underwriter must establish and maintain specific written supervisory procedures reasonably designed to achieve compliance with the standards set forth in all FINRA rules, including Rule 2821. Principal Underwriter must also implement, in accordance with FINRA Rule 2821(d), procedures reasonably designed to implement corrective measures to address inappropriate exchanges and the conduct of Representatives who engage in inappropriate exchanges, all such procedures being with respect to the distribution of the Contracts.

e.       Insurance. Principal Underwriter is responsible for maintaining an errors and omissions insurance policy with at least $1,000,000 in coverage available for any matter arising under this Agreement. The scope of coverage of such policy shall include the performance of Principal Underwriter’s or its Representatives’ obligations under this Agreement.

4.       Solicitation Activities

a.       Sales and Solicitation Activities. All solicitation and sales activities engaged in by Principal Underwriter and its Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, with FINRA rules, as well as with all applicable insurance laws and regulations, including any laws and regulations related to suitability, any other applicable federal or state law, rule, or regulation, and

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any of the rules and procedures that Insurer may issue from time to time. In particular, without limiting the generality of the foregoing:

(i)       Principal Underwriter shall train, supervise and be solely responsible for the conduct of Representatives with regard to their solicitation of Applications and Premiums and distribution of the Contracts, and shall supervise their compliance with applicable rules and regulations of any insurance or securities regulatory agencies or self-regulatory organizations that have jurisdiction over variable insurance product activities. Principal Underwriter also shall be responsible for supervising Representatives to ensure their compliance with applicable laws of foreign jurisdictions to the extent those laws apply to the performance of Principal Underwriter’s or Representatives’ obligations under this Agreement.

(ii)       Neither Principal Underwriter nor any Representative shall offer, attempt to offer, or solicit Applications for the Contracts, in any state or jurisdiction unless Insurer has notified Principal Underwriter that such Contracts may lawfully be sold or offered for sale in such state or jurisdiction, and has not subsequently revised such notice.

(iii)       Neither Principal Underwriter nor any Representative shall give any information or make any representation concerning the Contracts or the Separate Accounts other than those contained in the Registration Statements or Prospectuses filed with the SEC, or in the then-currently effective prospectus or statement of additional information for a Fund, or in current Sales Materials for the Contracts authorized by Insurer.

(iv)       Principal Underwriter agrees to distribute and sell the Contracts in accordance with the market timing and frequent trading policies of the Separate Accounts and the Funds as stated in the then-currently effective Prospectus and Statement of Additional Information for the Contracts and the Funds, and ensure that Representatives comply with such policies.

(v)       Completed Applications for the Contracts distributed by Principal Underwriter shall be transmitted by Principal Underwriter directly to Insurer (or as otherwise designated by Insurer) within such period as required by applicable law, including FINRA Rule 2821.

(vi)       All payments under the Contracts shall be made by check or wire payable to Insurer or by other method acceptable to Insurer as set forth in the Prospectus. Payments made in connection with the Contracts, whether Premium or otherwise, are the exclusive property of Insurer. Such payments, if received by Principal Underwriter, shall be held in a fiduciary capacity and shall be transmitted promptly to Insurer or its designated servicing agent at the address stated in the Prospectus and in accordance with applicable law, including FINRA Rule 2821. Insurer reserves the right to reject any application or Premium payment for a Contract and to withdraw the offering of the Contracts at any time.

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b.       Suitability.

(i)       In view of both parties’ desire to ensure that Contracts will be sold to purchasers for whom the Contracts will be suitable, the written agreement between Principal Underwriter and its Representatives shall require that Representatives not make recommendations to an applicant to purchase a Contract or make an exchange in the absence of reasonable grounds to believe that a recommendation to an applicant to purchase a Contract or make an exchange is suitable for that applicant.

(ii)       While not limited to the following, a determination of suitability shall be based on information furnished to a Representative after making a reasonable inquiry of the applicant concerning the applicant’s occupation, age, marital status, number of dependents, risk tolerance, tax status, retirement needs, intended use of the Contract, investment experience, liquidity needs, liquid net worth, other securities holdings, other investments and savings (including life insurance holdings), annual income, financial situation and needs, investment objectives, investment time horizon, the likelihood that the applicant will continue to make any Premium payments under the Contract and will keep the Contract in force for a sufficient period of time, and such other information used or considered to be reasonable by the Representative in making recommendations to customers.

(iii)       Designated principals of the Principal Underwriter shall review all Applications for suitability in accordance with suitability standards, including FINRA Rules 2821 and 2310 and interpretations and guidance relating thereto, those established by law, rule or regulation (including variable insurance regulations adopted by states where the Contracts are sold), as well as any standards that may be established by mutual agreement of Insurer and Principal Underwriter from time to time.

c.       Training. Insurer or its appointed designee will be solely responsible for training persons, other than Representatives, who may be resident abroad and who may be in contact with applicants residing outside the territory of the United States. Insurer’s or its appointed designee’s purpose in training such persons shall be to ensure that such persons understand:

(i)	that foreign (i.e., non-U.S.) tax considerations are associated with the Contracts;

(ii)	the respective roles of Insurer and Principal Underwriter in the manufacture, distribution, issuance, and administration of the Contracts; and

(iii)	the methodology by which the Contracts are sold, in compliance with all applicable laws and regulations, by and through Insurer, Principal Underwriter, and its Representatives to applicants residing outside the territory of the United States.

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5.       Prospectuses, Registration Statements, Contract Forms

a.       Preparation and Filing. Insurer shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. It shall remain the responsibility of Insurer to maintain all necessary approvals and registrations of the Registration Statement and the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

b.       Furnishing of Materials. Principal Underwriter appoints, and Insurer agrees, at its expense and on behalf of Principal Underwriter, to furnish applicants and Contract owners with copies of all Prospectuses, requested Statements of Additional Information, and Contract forms, which Principal Underwriter reasonably requests that Insurer provide in connection with the distribution of the Contracts. Insurer agrees to forward to Principal Underwriter copies of any and all amendments to the Registration Statement.

c.       Notification by Insurer. Insurer agrees to advise Principal Underwriter promptly of: (i) any request by the SEC for amendment of the Registration Statement or for additional information that Insurer determines is material to Principal Underwriter; (ii) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and (iii) the occurrence of any material event, if known by Insurer, that makes untrue any material statement made in the Registration Statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

d.       Cooperation. The Principal Underwriter will execute such documents and do such acts and things as shall from time to time be reasonably requested by Insurer for the purpose of: (i) maintaining the Registration Statements relating to the Contracts and the Separate Accounts under the 1933 Act and the 1940 Act, (ii) qualifying and maintaining qualification of the Contracts for sale under the applicable laws of any state and (iii) entering into fund participation agreements, administrative services agreements and 12b-1 plan agreements.

6.       Promotional, Sales and Advertising Material

a.       Preparation and Filing. Insurer, or its designee, shall be responsible for the design, development and preparation of all Sales Material, subject to review and approval by Principal Underwriter of such material as is required by, and in accordance with, SEC or FINRA rules, including FINRA Rule 2210. Principal Underwriter shall make all regulatory filings required by U.S. law and seek required approval from FINRA and any state securities regulatory authority in a timely manner. Insurer shall make all required filing of such Sales Material with any state insurance regulatory authorities, and Insurer or its designee shall ensure that all Sales Material has been approved in any other jurisdiction, including jurisdictions outside the territory of the United States, as may be required by applicable law.

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b.       Resolution of Comments. The parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority with regard to the filing of Sales Material as described in section 6(a), and will cooperate expeditiously in resolving and implementing any comments, as applicable. In addition, Principal Underwriter shall promptly furnish to Insurer copies of any letters from a regulatory authority including FINRA requesting changes in any Sales Material used or to be used in connection with its distribution activities under this Agreement, and shall not, after receipt of such a letter, use such material until Insurer shall have approved (or re-approved, as applicable) its use in writing. Insurer has the right to recall Sales Material from use at any time by notice to Principal Underwriter. In the event that Insurer chooses to recall any such material, Principal Underwriter will promptly cease its use and, unless otherwise directed, in writing, by Insurer, destroy any unused material.

7.       Compensation

a.       Compensation to Principal Underwriter. In consideration for the services provided hereunder by Principal Underwriter, Principal Underwriter shall receive as compensation the applicable percentage, as set forth on Schedule B hereto, of cumulative Premium payments actually received by or on behalf of Insurer with respect to the sale of each Contract.

b.       Charge Backs. In the event a Contract terminates within twelve (12) months after the date of issue and no contingent deferred sales charge is received by Insurer, at Insurer’s request, Principal Underwriter shall refund (i) one hundred percent (100%) of the compensation paid to Principal Underwriter respecting the sale of the Contract if that Contract terminates for reasons other than death during the first six (6) months following issue; (ii) fifty percent (50%) of the compensation paid to Principal Underwriter if the Contract terminates after six (6) months but before twelve (12) months have elapsed following issue; and (3) nothing (i.e., no charge back) from Principal Underwriter if the Contract terminates thereafter. Insurer shall have the right to set off any amounts owed by Principal Underwriter under this subsection (b) against any amounts owed by Insurer to Principal Underwriter.

c.       Compensation to Representatives. Insurer shall pay sales compensation to Principal Underwriter for the benefit of Representatives in accordance with terms to which the parties shall mutually agree in writing. Principal Underwriter shall be solely responsible for compensating Representatives for the sale of Contracts.

d.       Records of Compensation. Principal Underwriter shall keep and maintain all books and records regarding compensation payments to its Representatives in accordance with FINRA Rules.

8.       Compliance

a.       General. Insurer and Principal Underwriter are, and covenant that they shall remain, in compliance in all material respects with all applicable federal, state, and self-regulatory organization laws, rules and regulations. The omission of a reference to a law, rule or regulation

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in this Agreement shall not be deemed to be acknowledgement by any party that such law, rule or regulation does not apply to Insurer or Principal Underwriter.

b.       Confirmations and 1934 Act Compliance. Insurer, or its appointed designee, in either case as the agent of Principal Underwriter, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act the acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or FINRA rule requiring the delivery of such information. Principal Underwriter is responsible for maintaining and preserving such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act.

c.       Rule 38a-1 Compliance.

(i)       Principal Underwriter shall provide to Insurer its adopted written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act for review and approval by Insurer, as depositor for the Separate Accounts. Such written compliance policies and procedures: (1) shall be reasonably designed to prevent violations of the federal securities laws, as such laws are defined in Rule 38a-1 under the 1940 Act and relate to Principal Underwriter’s duties under this Agreement as principal underwriter for the Contracts and the Separate Accounts; and (2) shall include Principal Underwriter’s policies and procedures with regard to compliance with the SEC’s pricing rules for Separate Accounts, including but not limited to Rule 22c-1 under the 1940 Act, and with regard to Insurer’s Disruptive Trading policy as that policy is disclosed in the Prospectuses for the Contracts (the “Principal Underwriter’s compliance policies and procedures”).

(ii)       Principal Underwriter will promptly provide the Chief Compliance Officer for the Separate Accounts with any material changes that have been made to Principal Underwriter’s compliance policies and procedures. Principal Underwriter shall retain such written policies and procedures for the time periods required by Rule 38a-1.

(iii)       Principal Underwriter agrees to cooperate with Insurer in its testing and annual review of Principal Underwriter’s compliance policies and procedures conducted by the Chief Compliance Officer for the Separate Accounts to determine the adequacy of the Principal Underwriter’s compliance policies and procedures and the effectiveness of their implementation (the “Annual Review”). Principal Underwriter also agrees to cooperate in any interim testing and reviews of Principal Underwriter’s compliance policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation as the Chief Compliance Officer for the Separate Accounts shall reasonably request from time to time.

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(iv)       Principal Underwriter will provide Insurer with ongoing, direct, and immediate access to Principal Underwriter’s compliance personnel and shall cooperate with the Compliance Officer for the Separate Accounts in carrying out Insurer’s obligations under Rule 38a-1 to oversee the compliance program of Principal Underwriter.

(v)       Principal Underwriter will promptly notify the Chief Compliance Officer for the Separate Accounts in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Principal Underwriter’s compliance policies and procedures and will cooperate with Insurer in providing Insurer and the Chief Compliance Officer for the Separate Accounts with periodic and special reports with regard to the correction of any such Material Compliance Matter. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the federal securities laws by Principal Underwriter (or its officers, directors, employees, or agents); (2) a violation of Principal Underwriter’s compliance policies and procedures; or (3) a weakness in the design or implementation of Principal Underwriter’s compliance policies and procedures.

(vi)       Principal Underwriter (and anyone acting under the direction of Principal Underwriter) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Chief Compliance Officer for the Separate Accounts in the performance of her or his responsibilities under Rule 38a-1.

d.       Privacy. Insurer and Principal Underwriter hereby acknowledge and agree that they are subject to Title V of the Gramm-Leach-Bliley Act of 1999 and to implementing regulations enacted by the SEC (“Regulation S-P”). The obligation of the parties under Regulation S-P shall include:

(i)       Privacy Notices. Any nonpublic personal information regarding “customers” or “consumers” of the parties, as those terms are defined in Regulation S-P, shall be shared between the parties and with others, only in accordance with the disclosures contained in the Privacy Notices that shall be provided by Insurer and Principal Underwriter to customers in accordance with the requirements of Regulation S-P.

(ii)       System Safeguards on Customer Information. As required by Regulation S-P, Insurer and Principal Underwriter shall adopt written policies and procedures that establish adequate administrative, technical and physical safeguards for the protection of customer records and information. These policies and procedures must be reasonably designed to: (1) ensure the security and confidentiality of customer records and information, (2) protect against anticipated threats or hazards to the security and integrity of customer records and information, and (3) protect against unauthorized access to or use of customer records or information. If other applicable privacy laws, including any such laws or regulations promulgated by a state or municipality having jurisdiction over the parties, should afford customers or consumers additional or greater protections or rights than those provided by the Regulation S-P or should impose greater obligations or restrictions on the parties (“Additional Privacy Laws”), the parties shall comply with the terms of such Additional Privacy Laws.

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e.       Reports. Each party shall furnish or cause to be furnished to the other such reports as the party may reasonably request for the purpose of meeting its reporting and record keeping requirements under the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder as well as under state law, the law of other jurisdictions or other applicable law.

f.       Issuance and Administration of Contracts. Insurer, or its appointed designee, shall be responsible for issuing the Contracts and administering the Contracts and the Separate Account. Insurer reserves the right to delegate its duties set forth in this Section 8(f) to a third party administrator.

g.       Anti-Money Laundering Compliance. Principal Underwriter represents and warrants that it has, and covenants that it shall continue to have, an anti-money laundering compliance program as required by FINRA Rule 3011, and other applicable laws, rules and regulations. Insurer covenants that it shall implement such anti-money laundering programs as it may be required to implement by applicable laws, rules and regulations.

9.       Investigations and Proceedings

a.       Notification. Each party hereto shall advise the other promptly of: (i) any action of the SEC, FINRA or any authorities of any state or territory, of which it has knowledge, affecting registration or qualifications of the Separate Accounts or the Contracts, or the right to offer the Contracts for sale; (ii) any customer complaint or notice of any other regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts or with respect to any regulatory filing; or (iii) the happening of any event which makes untrue any statement, or which requires the making of any change in the Registration Statements or Prospectuses or statements of additional information in order to make the statements therein not misleading.

b.       Consultation and Cooperation. Principal Underwriter and Insurer shall cooperate fully in any securities or insurance regulatory inspection, investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Principal Underwriter further agrees to comply with the reporting requirements imposed by FINRA Rule 3070 with regard to sales of the Contracts and the activities of Representatives.

c.       Customer Complaints. Principal Underwriter and Insurer shall cooperate fully in responding to any customer complaints. Principal Underwriter and Insurer will each promptly provide to each other copies of all customer complaints received by either Principal Underwriter or Insurer concerning or related to the Contracts, Insurer, Principal Underwriter, or Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder. For purposes of this Section 9(c), Insurer shall provide Principal Underwriter with copies of all correspondence it receives relating to the Contracts that raise a sales practice issue so that Principal Underwriter can make a determination regarding whether such correspondence is a

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complaint under applicable law. Principal Underwriter will timely provide information as needed to enable Insurer to respond to complaints, or will itself respond to any such complaints if, as Principal Underwriter shall determine, such response is required by federal or state securities laws or the rules of FINRA.

10.       Indemnification

a.       By Insurer. The Insurer agrees to indemnify and hold harmless Principal Underwriter and its members, officers, employees or agents against any and all losses, claims, liabilities, and expenses which Principal Underwriter may incur arising out of or based upon requests, directions, actions or inactions of or by Principal Underwriter or its members, officers, employees or agents in carrying out Principal Underwriter’s obligations under this Agreement if and to the extent that such losses, claims, liabilities, and expenses do not fall within the scope of any applicable errors and omissions coverage for such party, unless such loss, claim, liability or expense arises from or is based upon the gross negligence, willful misconduct or breach of an SEC or FINRA rule of or by the Principal Underwriter or its members, officers, employees or agents.

b.       By Principal Underwriter. Principal Underwriter agrees to indemnify and hold harmless Insurer and any of its officers, directors, employees or agents, against any and all losses, claims, liabilities, and expenses which the Insurer may incur as a direct or indirect result of Principal Underwriter’s or any of its officers, directors, employees or agents breach of any term of this Agreement, except to the extent such loss, claim, liability or expense arises out of or is based upon the gross negligence or willful misconduct of Insurer or its directors, officers, employees or agents.

c.       General. Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 10 of notice of the commencement of any action as to which a claim may be made against any person obligated to provide indemnification under this Section 10 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 10.

d.       The indemnification provisions contained in this Section 10 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Principal Underwriter or Insurer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 10.

11.       Termination, Assignment and Modification

a.       Termination. This Agreement may be terminated at any time by either party upon not less than 60 days’ written notice to the other party, provided that any termination by Principal Underwriter shall not be effective until Insurer shall have entered into an agreement with a successor principal underwriter for the Contracts. Principal Underwriter agrees to continue to act as principal underwriter until a successor assumes such undertaking; provided, however, unless

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the parties agree to a longer term, Principal Underwriter shall not be required to continue to serve as principal underwriter for more than nine (9) months after the effective date of termination. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the agreements contained in Sections 4(a), 5, 6, 7, 8, 9, 10, and 12.

b.       Rights Upon Termination. As of the date of termination, all compensation earned by Principal Underwriter with respect to Premium payments received prior to the date of termination shall become immediately due and payable. No further compensation shall be payable to Principal Underwriter with respect to Premium payments received on or after the date of termination. As of the date of termination, Insurer shall have the right to set off against any monies it owes Principal Underwriter any amounts owed by Principal Underwriter to Insurer. In the event that the amounts owed by Principal Underwriter exceed the amounts owed by Insurer, the difference shall become immediately due and payable by Principal Underwriter.

b.       Material Breach. This Agreement may be terminated at the option of either party to this Agreement upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party.

c.       Assignment. The Principal Underwriter shall not assign nor delegate its responsibilities under this Agreement without the prior written consent of Insurer.

d.       Modification. This Agreement may not be modified in any way unless by written agreement signed by the parties hereto.

12.       Confidentiality

a.       Confidentiality. The parties covenant and agree that they will not at any time during or after the termination of this Agreement, reveal, divulge or make known to any person (other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary information, including but not limited to information about applicants for or purchasers of the Contracts, business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists, nonpublic personal information concerning “consumers” or “customers,” or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (collectively the “confidential information”) used or owned by a party or any of its affiliates and made known (whether or not with the knowledge and permission of such party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the parties) to the other party at any time by reason of their association under this Agreement; provided, however, that confidential information shall not include any information: (i) that was previously known by a party from a source, other than the other party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a party without breach of

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this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain; or (v) that was or is developed by means independent of information provided by a party or its affiliates. The parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the parties, and their respective successors and assigns provided, further, that this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction or by a self-regulatory organization of which a party is a member, except that no such disclosure shall be made sooner (unless otherwise compelled) than five business days after a party’s written receipt of such an order. The party receiving such an order shall promptly notify the other parties of the order.

b.       Unauthorized Access to Confidential Information. In the event either party knows or suspects that confidential information has been subject to unauthorized access, that party shall promptly notify the other party and shall undertake reasonable steps to prevent further unauthorized access, to limit and mitigate any reasonably foreseeable harm resulting from the unauthorized disclosure, and to make such notifications and take other actions as are required under applicable law.

13.       Miscellaneous

a.       Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto.

b.       Schedules. The parties to this Agreement may amend Schedules A and B to this Agreement from time to time to reflect additions of Contracts and Separate Accounts. The provisions of this Agreement shall be equally applicable to each of the Contracts and each Separate Account that may be added to the Schedule, unless the context otherwise requires.

c.       Rights, Remedies, etc, are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

d.       Jurisdiction. This Agreement is made in the State of Illinois. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

e.       Interpretation. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject

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matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement.

f.       Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

g.       Severability. This is a severable Agreement. In the event that any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement will not be affected thereby.

h.       Arbitration. Any dispute between Insurer and Principal Underwriter arising under or relating to this Agreement shall be settled by compulsory arbitration before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association. Such arbitration shall take place in Chicago, Illinois, unless some other location is mutually agreed upon by Insurer and Principal Underwriter.

i.       Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

j.       Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed as shown below:

Insurer:	Kemper Investors Life Insurance Company 15375 SE 30 th Place, Suite 310 Bellevue, WA 98007 Attn: General Counsel

Principal Underwriter:	Synergy Investment Group, LLC 8320 University Executive Park Drive Suite 112 Charlotte, NC 28262 Attn: Jeffrey D. Jones

[Remainder of page intentionally blank; signatures on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.

KEMPER INVESTORS LIFE INSURANCE COMPANY,
on its own behalf and on behalf of the Separate Accounts

By:	/s/ Diane C. Davis / 5/8/08
Date

Print Name: Diane C. Davis
Title: President and COO

SYNERGY INVESTMENT GROUP, LLC

By:	/s/ Tim Bain / 5/8/08
Date

Print Name: Tim Bain
Title: COO/ CFO

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SCHEDULE A

For the purpose of this Agreement entered into as of the 5th day of May 2008, between the Insurer and the Principal Underwriter, the Separate Accounts and the variable insurance products are as follows:

SEPARATE ACCOUNT

KILICO Variable Annuity Separate Account – 3

Established December 13, 2007

VARIABLE INSURANCE PRODUCT

Global Advantage Series (Variable Annuity)

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SCHEDULE B

PRINCIPAL UNDERWRITER’S COMPENSATION

Principal Underwriter shall receive compensation based upon the applicable percentage, specified below, of cumulative Premium payments actually received by or on behalf of Insurer with respect to the sale of each Contract. All compensation payable to Principal Underwriter shall be subject to Insurer’s vesting rules and also to indebtedness, charge-backs and other offsets and limitations asserted by Insurer against appointed agents who are also Representatives of Principal Underwriter.

Global Advantage Series (Variable Annuity)

The greater of $10,000 per month (beginning with the first sale pursuant to this Agreement) or the following:

Cumulative Premium Payments Received	% of Premium

First $500,000	0.50%
Next $500,000	0.15%
Next $4,000,000	0.125%
Thereafter	0.05%

Note: No compensation will be paid to Principal Underwriter on balances transferred to a Contract from an existing contract or policy issued by Insurer.

Terms Applicable to First Twelve (12) Months of Sales. The parties acknowledge and agree that the business contemplated to be conducted pursuant to this Agreement is “start-up” in nature. In consideration of the likelihood that (i) initial sales may occur at a slower-than-expected rate during the “start-up” period and/or (ii) initial Contracts may be issued in smaller-than-expected face amounts during the “start-up” period, the parties agree that during the first twelve (12) months of sales pursuant to this Agreement, compensation in excess of Principal Underwriter’s monthly minimum (i.e., $10,000) shall be subject to “recapture” as follows:

For each of the first twelve (12) months of sales pursuant to this Agreement, the parties shall review the compensation actually generated (i.e., without taking into account the impact of the monthly minimum) and shall calculate the difference between the amount of compensation actually generated and the amount of compensation actually paid (or payable) (i.e., taking into account the impact of the monthly minimum). For months in which the amount paid/payable exceeded the monthly minimum, the amount of such excess shall be offset against those months for which the monthly minimum was paid (to the extent that the monthly minimum exceeded the amount of compensation actually generated). If the total amount paid/payable in excess of the monthly minimum exceeded the total amount by which the amount paid/payable exceeded the amounts generated, the Principal Underwriter shall refund to Insurer (or the Insurer may

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recapture from amounts due) the total amount by which the amount paid/payable exceeded the amounts generated.

By way of example only, and not by way of limitation:

Sales Mon	1	2	3	4	5	6	7	8*	9*	10*	11*	12*

Comp Generated (in 000’s)	$5	$5	$5	$5	$5	$5	$10	$15	$15	$15	$20	$20

Comp Paid (in 000’s)	10	10	10	10	10	10	10	15	15	15	20	20

Difference betw amt generated and amt paid**	5	5	5	5	5	5	0	0	0	0	0	0

Difference betw amt paid and monthly minimum***								5	5	5	10	10

*	Months during which amount paid/payable exceeded monthly minimum.
**	The total difference between the amounts generated and the amounts paid/payable is $30
***	The total amount by which the amounts paid/payable exceeded the monthly minimum is $35. $30 of this amount is subject to recapture.

Upon Insurer’s written request, Principal Underwriter will refund to Insurer $30.